NSAR ITEM 77O
April 1, 2004 - September 30, 2004
Van Kampen Small Cap Growth Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1            SIRF Technology Credit     36,300       0.330       4/21/04
                 Holdings Inc.   Suisse
				         First
    				         Boston

    2            Cogent Inc.     JP Morgan  20,000       0.111       9/23/04


Underwriters for #1:
Morgan Stanley & Co. Incorporated
Deutsche Bank Securities
Credit Suisse First Boston
Thomas Weisel Partners LLC

Underwriters for #2:
Bear Stearns & Co. Inc.
Cowen & Company
Needham & Company Inc.
Morgan Stanley & Co. Incorporated
JPMorgan